Exhibit 99.1

Investor Relations Phone: 703-992-9260/703-992-9325 Email: info@spherix.com

SPHERIX COMPLETES $500,000 FINANCING; UPDATES PLANNED SCHEDULE FOR ACQUISITION OF 222 PATENTS IN WIRELESS, ANTENNAE AND COMMUNICATIONS FIELDS

TYSONS CORNER, VA--(Marketwire – July 1, 2013) - Spherix Incorporated (NASDAQ: SPEX) an intellectual property development and life sciences company, today announced that an investor has privately purchased 100,000 shares at $5.00 per share.  The shares of Spherix Series E Convertible Preferred Stock sold are convertible into common stock on a share for share basis.  Total proceeds to the company was $500,000.

“Spherix intends to use the proceeds for general working capital and expenses leading up to the acquisition of important patents that will advance the company’s plan to acquire patent protected intellectual property to develop and license,” said Harvey Kesner, Spherix’ CEO. “Spherix is working to complete acquisitions expected to add hundreds of valuable patents under our ownership which include wireless communications, antennae technology and pharmaceutical distribution patents.  We recently signed a further letter of intent with a major private patent ownership collaboration covering additional areas of telephony and telecommunications technology which we expect to close in the third quarter,” continued Mr. Kesner.

Spherix previously announced an agreement to acquire 222 patents from North South Holdings, Inc. principally developed by inventors at Harris Corp., a 118 year old pioneer in wireless communications and equipment and a $6 billion defense contractor.  The Harris portfolio has applicability in law enforcement communications, military and homeland security, satellite communications, portable electronics, Wi-Fi, microwave and cellular transmission, and solar concentrator technologies.  Additional North South patents cover automated pharmacy ordering practices.  The closing of the North South transaction is awaiting regulatory approval which is expected within 60 days.

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company.  Spherix presently offers a diversified commercialization platform for protected technologies. The company continues to work on life sciences and drug development and presently is exploring opportunities in nutritional supplement products relying on its D-Tagatose natural sweetener as a GRAS ingredient.  Spherix is committed to advancing innovation by active participation in all areas of the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation. Through its recently announced acquisition of several hundred patents issued to Harris Corporation Spherix intends to expand its activities in wireless communications and telecommunication sectors including antenna technology, Wi-Fi, base station functionality, and cellular.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Spherix Incorporated

Investor Relations

Richard B. Goldstein

703-992-9260